SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

__________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 5, 2008

RC2 CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-22635	36-4088307
(Commission File Number)	(I.R.S. Employer I.D. Number)

1111 West 22nd Street Suite 320 Oak Brook, Illinois	60523
(Address of Principal Executive Offices)	(Zip Code)

630-573-7200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act  (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 5, 2008, RC2 Corporation (the "Company") appointed Peter A. Nicholson as its Chief Financial Officer.  Mr. Nicholson replaced Jody L. Taylor in that position.  Ms. Taylor will remain with the Company in a risk management role.

Mr. Nicholson, age 45, has been a consultant to the Company since July 2008, reporting to the Company's Chief Executive Officer and assisting the Company with various financial related projects, including the Company’s recent refinancing.  From January 2005 to the present, Mr. Nicholson was the sole owner and President of a consulting firm that has provided various financial reporting consulting services to private equity firms, public companies and privately-held entities.  From October 2000 through November 2004, Mr. Nicholson served as the Chief Financial Officer of Pro-Face America, Inc., a designer, manufacturer and marketer of industrial computers, flat panel monitors and operator interface devices.

The Company also entered into an Employment Agreement with Mr. Nicholson on November 5, 2008 (the "Employment Agreement").  The following discussion of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is attached as Exhibit 99.1 to this Form 8-K.

The terms of the Employment Agreement include the following:

●  Mr. Nicholson will receive an annual base salary of at least $300,000 per year, and the Company is required to review Mr. Nicholson's base salary annually and increase the base salary on each April 1 by at least the greater of 4% or the most recently published increase in the Consumer Price Index. Mr. Nicholson will also receive an auto allowance of $750 per month.

   ●  Mr. Nicholson is entitled to participate in our 2008 Incentive Bonus Plan with a minimum target bonus of not less than 1.70 his base salary.

   ●  Mr. Nicholson received a grant of 60,000 stock options on November 5, 2008 and will be entitled to receive a minimum annual grant of stock options.

  ●  Mr. Nicholson is eligible to participate in any medical, health, dental, disability and life insurance policy that the Company maintains for the benefit of its other senior management.

  ●  Mr. Nicholson will also receive at our expense at least $2 million of life insurance coverage and disability insurance coverage up to 75% of the his base salary, provided that the Company will not be required to pay premiums in excess of $20,000 in any year for this insurance coverage.

  ●  If Mr. Nicholson's employment is terminated by the Company without cause (as defined the Employment Agreement) or by Mr. Nicholson for good reason
      (as defined the Employment Agreement), including a failure by the Company to renew the Employment Agreement after the expected completion date of
      March 31, 2011, Mr. Nicholson will be entitled to continuation of his then effective base salary for two years following the date of termination of employment, a lump sum payment equal to 50% of his target bonus and continuation of medical, dental and health coverage for a period of three years after termination of employment.

  ●  If the termination of employment occurs at any time after or in anticipation of a change of control of the Company (as defined in the Employment Agreement),
      Mr. Nicholson's severance benefits are enhanced to a lump sum payment of three years of base salary and a payment equal to the greater of 200% of the average annual payments under the Company's bonus plans over the preceding three years or 100% of his current year target bonus amount.

  ●  However, to the extent necessary to comply with Internal Revenue Code Section 409A, in the event Mr. Nicholson's employment is terminated by the Company without cause or by Mr. Nicholson for good reason, the Company will make a lump sum payment after the six month anniversary of the date of termination of employment equal to the severance benefits (other than certain fringe benefits) that would have otherwise been payable prior to such date plus interest thereon at the prime rate and thereafter continue payment of severance benefits until fully paid under the terms of the Employment Agreement, provided that, if such termination of employment relates to a change of control, such severance benefits will be paid by the Company in a lump sum into a rabbi trust for the benefit of Mr. Nicholson upon termination of employment and will not be released from the rabbi trust until after the six month anniversary of the date of termination of employment.

  ●  In the event Mr. Nicholson terminates his employment without good reason, the Company is obligated to pay his actual current year bonus earned, as determined at year end and prorated by the number of months employed in the year of termination.

  ●  Mr. Nicholson has up to twelve months after termination other than by the Company for cause to exercise any vested stock options previously granted to him.

  ●  All outstanding options held by Mr. Nicholson will immediately vest upon a change of control of the Company or upon death or disability of Mr. Nicholson.

  ●  Mr. Nicholson agreed not to compete with the Company during employment and for a period of two years following termination of employment(six months if employment is terminated by the Company after a change of control or if the Employment Agreement is not renewed by the Company after the expected completion date of March 31, 2011) and agreed to maintain the confidentiality of the Company's proprietary information and trade secrets during the term of employment and for five years thereafter.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

The following exhibit is filed herewith:

Exhibit 99.1 – Employment Agreement, dated as of November 5, 2008, between the Company and Peter A. Nicholson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, RC2 Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RC2 CORPORATION
Date:  November 10, 2008

BY  /s/  Peter A. Nicholson
       Peter A. Nicholson
       Chief Financial Officer